Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated July 31, 2020, relating to the balance sheet of Horizon Acquisition Corporation as of July 2, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from June 12, 2020 (inception) through July 2, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 31, 2020